Y


    As filed with the Securities and Exchange Commission on December 16, 1997

                                                              File No. 333-38189
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ----------------

                         PRE-EFFECTIVE AMENDMENT NO. 1

                                   FORM S-11
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                ----------------
                     BOSTON CAPITAL TAX CREDIT FUND IV L.P.
                                      and
                            BCTC IV ASSIGNOR CORP.
     (Exact name of registrants as specified in their governing instruments)
                          One Boston Place, Suite 2100
                          Boston, Massachusetts 02108
                    (Address of principal executive offices)

                 Richard J. DeAgazio, Executive Vice President
                         Boston Capital Partners, Inc.
                          One Boston Place, Suite 2100
                          Boston, Massachusetts 02108
                    (Name and address of agent for service)
                                ----------------
                                    Copy to:
                              Scott Nemeroff, Esq.
                                Peabody & Brown
                              1255 23rd Street, NW
                             Washington, D.C. 20037

  Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]
                                ----------------
                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------
                                             Proposed Maximum    Proposed Maximum
Title of Securities      Amount Being          Offering Price       Aggregate           Amount of
Being Registered          Registered             (Per Unit)       Offering Price     Registration Fee
-------------------------------------------------------------------------------------------------------
Beneficial Assignee
Certificates (BACS)(1)... 25,000,000              $10.00         $250,000,000           $75,750
-------------------------------------------------------------------------------------------------------

(1) Includes underlying units of Partnership Interest.

                                ----------------

  Pursuant to Rule 429 under the Securities Act of 1933, the Prospectus included in this Registration Statement is a combined prospectus and relates to registration statement No. 33-99602 as previously filed by the registrant on Form S-11. Such registration statement No. 33-99602 was declared effective on April 19, 1996. This Registration Statement, which is a new registration statement, also constitutes Post-Effective Amendment No. 9 to registration statement No. 33-99602 and such Post-Effective Amendment No. 9 shall hereafter become effective concurrently with the effectiveness of this Registration Statement and in accordance with Section 8(c) of the Securities Act of 1933.


  The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that the Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.
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


                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 30.      Other Expenses of Issuance and Distribution.

              Set forth below is an estimate of the approximate amount of the fees and expenses (other than underwriting commissions and discounts) payable by the Registrant (or, to the extent expenses exceed the limits set forth in the Prospectus, by the General Partner or its Affiliates) in connection with the issuance and distribution of 10,000,000 beneficial assignee certificates ("BACs").

              Securities and Exchange Commission Registration Fee...............               $  75,750
              NASD Filing Fee...................................................                  10,500
              *Printing.........................................................                 250,000
              *Accounting Fees and Expenses.....................................                  50,000
              *Blue Sky Expenses (including legal fees).........................                 100,000
              *Counsel Fees and Expenses........................................                 100,000
              *Transfer Agent and Registrar Fees................................                  50,000
              Miscellaneous including advertising...............................                 250,000

                                                                  Total.........               $ 886,250
                                                                                               ---------

Item 31.      Sales to Special Parties.

              None.

Item 32.      Recent Sales of Unregistered Securities.

              The General Partner of the Registrant, Boston Capital Associates IV L.P., holds a 1% interest in the Partnership for which it contributed $500.00 to the Partnership as of October 12, 1993. The Assignor Limited Partner of the Registrant, BCTC IV Assignor Corp., holds a 99% interest for which it has contributed $100.00 to the Partnership. These sales were exempt from registration under Section 4(2) of the Securities Act of 1933 as they did not involve any public offering.

              --------------------------------
              *  Estimated.

Item 33.      Indemnification of Directors and Officers.

              Section 5.08 of the Partnership Agreement provides in part that neither the General Partner, its Affiliates nor the Assignor Limited Partner, shall be liable, responsible or accountable in damages or otherwise to the Partnership or any of the Limited Partners (including assignees of the Assignor Limited Partner) for any act or omission performed or omitted by any General Partner or the Assignor Limited Partner in good faith and in the best interests of the Partnership and the Assignees, provided that such General Partner's or Assignor Limited Partner's conduct did not constitute fraud, bad faith, negligence, misconduct or breach of fiduciary duty. The Partnership shall indemnify and hold harmless the General Partner, and its Affiliates, including the Assignor Limited Partner, from any loss, liability or damage incurred by any of them or by the Partnership by reason of any act performed or omitted to be performed by them in good faith and in a manner reasonably believed by them to be in the Partnership's best interests, in connection with the business of the Partnership, including all judgments, costs and attorneys' fees (which costs and attorneys' fees may be paid as incurred only if the legal action relates to the performance of duties or services by the General Partner or its Affiliates on behalf of the Partnership; the legal action is initiated by a third party who is not a Partner or BAC Holder; and the General Partner, the Assignor Limited Partner or their Affiliates undertake to repay the advanced funds to the Partnership in cases in which they are not entitled to indemnification) and any amounts expended in settlement of any claims of liability, loss or damage, provided that such General Partner's or Assignor Limited Partner's conduct did not constitute fraud, bad faith, negligence, misconduct or breach of fiduciary duty. The satisfaction of any indemnification obligation shall be from and limited to Partnership assets, and no Limited Partner or BAC Holder shall have any personal liability on account thereof.

              Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the General Partner and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a General Partner or controlling person of the registrant in the successful defense of any such action, suit or proceeding) is asserted by such general partner or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

See "Fiduciary Responsibility of the General Partner" in Part I of this Registration Statement and Section 5.08 of the Limited Partnership Agreement.

Item 34.      Treatment of Proceeds from Stock Being Registered.

              Inapplicable.

Item 35.      Financial Statements and Exhibits.

              (a)    Financial Statements


                     All Financial Statements (which include all information required by any schedule) are included in the Prospectus, including the following:

               * Boston Capital Associates IV L.P. - Report of Independent Certified Public Accountants.

               * Boston Capital Associates IV L.P. Balance Sheet, December 31, 1996.

               *     Boston Capital Associates IV L.P. - Notes to Balance Sheet.

               * Boston Capital Associates - Report of Independent Certified Public Accountants.

               *     Boston Capital Associates Balance Sheet, December 31, 1996.

               *     Boston Capital Associates - Notes to Balance Sheet.

               *     Boston Capital Associates Balance Sheet, December 31, 1996.

               *     Boston Capital Associates - Notes to Balance Sheet.

               * BCTC IV Assignor Corp. - Report of Independent Certified Public Accountants.

----------------
*Previously filed

               *     BCTC IV Assignor Corp. - Balance Sheet, December 31, 1996.

               *     BCTC IV Assignor Corp. - Notes to Balance Sheet.

              (b)    Description of Exhibits

               *     1.     Form of Dealer-Manager Agreement between Boston
                            Capital Services, Inc. and the Registrant
                            (including, as an exhibit thereto, the form of Soliciting Dealer Agreement).

                     2.     Inapplicable.

               *     3.     Organization Documents -

                     Certificate of Limited Partnership of Boston Capital Tax Credit Fund IV L.P.

                            Certificate of Limited Partnership of Boston Capital Associates IV L.P.

                            Certificate of Incorporation and By-Laws of BCTC IV Assignor Corp. (the Assignor Limited Partner).

               *     4.     Instruments defining the rights of security holders,
                            including indentures.

                            Agreement of Limited Partnership of Boston Capital Tax Credit Fund IV L.P. (included in Part I of this Registration Statement).

               *     5.     Opinion re legality.

                            Form of Opinion of Peabody & Brown.

              Items (b)6 and 7 are inapplicable.

               *     8.     Opinion re tax matters.

                            Form of Opinion of Peabody & Brown.

------------------
*Previously filed

              Item (b)9 is inapplicable.

               *     10.    Material Contracts.

                            A. Form of Beneficial Assignee Certificate.

                            B. Form of Capital Contributions Escrow Agreement
                               between Wainwright Bank & Trust Company and the Registrant.

              Items (b)11 through (b)21 are inapplicable.

                     22.    Subsidiaries of Registrant.

                            See "Conflicts of Interest," and "Management" in
                            Part I of this Registration Statement.

              Item (b)23 is inapplicable.

                     24.    Consents of Experts and Counsel.

                     *      A. Letter of Peabody & Brown (included in Exhibits
                               5 and 8).

                            B. Letter of Reznick Fedder & Silverman.

                            C. Letter of Kevin P. Martin & Associates, P.C.

               *     25.    Powers of Attorney - Included with Signature Page to
                            Registration Statement.

              Item (b)26 and 27 is inapplicable.



--------------------
*Previously filed

Item 36.      Undertakings.

              The Registrant undertakes (a) to file any prospectuses required by
              Section 10(a)(3) of the Securities Act of 1933 as post-effective amendments to the Registration Statement; (b) that for the purpose of determining any liability under the Act each such post-effective amendment may be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time may be deemed to be the initial bona fide offering thereof; (c) that all post-effective amendments will comply with the applicable forms, rules, and regulations of the Commission in effect at the time such post-effective amendments are filed, and (d) to remove from registration by means of a post-effective amendment any of the securities being registered which remain at the termination of the offering.

              The Registrant undertakes to send to each Investor at least on an annual basis a detailed statement of any transactions with the General Partner or its Affiliates, and of fees, commissions, compensation and other benefits paid, or accrued to the General Partner or its Affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

              The Registrant undertakes to provide to the Investors the financial statements required by Form 10-K for the first full fiscal year of operations of the Partnership.

              The Registrant undertakes to file a sticker supplement pursuant to Rule 424(c) under the Act during the distribution period with respect to any applicable series describing each property not identified in the Prospectus at such time as there arises a reasonable probability that such property will be acquired and to consolidate all such stickers into a post-effective amendment filed at least once every three months, with the information contained in such amendment provided simultaneously to the existing Investors. Each sticker supplement should disclose all compensation and fees received by the General Partner and its Affiliates in connection with any such acquisition. The post-effective amendment shall include audited financial statements meeting the requirements of Rule 3-14 of Regulation S-X only for properties acquired during the distribution period.

              The Registrant also undertakes to file, after the end of the distribution period with respect to any applicable series, a current report on Form 8-K containing the financial statements and any additional information required by Rule 3-14 of Regulation S-X, to reflect each commitment (i.e., the signing of a binding purchase agreement) made after the end of the distribution period involving the use of 10 percent or more (on a cumulative basis) of the net proceeds of the offering and to provide the information contained in such report to the Investors at least once each quarter after the distribution period of the offering has ended.

              The Registrant undertakes that the prospectus will be supplemented at the close of any series to state the number of participants in that series, the amount of BACs sold therein, the cumulative amount sold under all series sold under the subject registration statement, and the amount of BACs to be offered in the next series.

              The Registrant undertakes that if at the commencement of the offering of any series (which will not take place until completion of the offering of any prior series with the same investment objectives and the filing of the supplement contemplated by the preceding undertaking) the series to be offered has a reasonable probability of acquiring an interest in an Operating Partnership, the offering will not commence until after a post-effective amendment to the registration statement has been filed and declared effective. Any such post-effective amendment shall contain such information as would be required in an original registration statement with respect to the Operating partnership being acquired (including audited financial statements complying with Rule 3-14 of Regulation S-X).

              The undersigned registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                     (i) To include any prospectus required by Section 10(a)(3)
              of the Securities Act of 1933;

                     (ii) To reflect in the Prospectus any facts or events
              arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

                     (iii) To include any material information with respect to
              the plan of distribution not previously disclosed in the Registration

              Statement or any material change to such information in the Registration Statement.

              (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES



         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Pre-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston and the Commonwealth of Massachusetts on this 16th day of December 1997.


                               BOSTON CAPITAL TAX CREDIT FUND IV L.P.


                               By:      Boston Capital Associates IV L.P.

                                        By:      Boston Capital Associates


                                                 By:      /s/ John P. Manning
                                                          ----------------------
                                                          John P. Manning



                                                 By:      /s/ Herbert F. Collins
                                                          ----------------------
                                                          Herbert F. Collins




                               ASSIGNOR LIMITED PARTNER


                               BCTC IV ASSIGNOR CORP.


                               By:      /s/ John P. Manning
                                        ---------------------------------
                                        John P. Manning
                                        President